================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (B) (C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. )*


                                  INSULET CORP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45784P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                           ==================
CUSIP NO. 45784P101                   13G                     PAGE 2 OF 12 PAGES
===================                                           ==================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Prism Venture Partners III, L.P.
       04-3500356
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,646,242 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,646,242 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,646,242 shares
-----  -------------------------------------------------------------------------
 10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                    [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

===================                                           ==================
CUSIP NO. 45784P101                   13G                     PAGE 3 OF 12 PAGES
===================                                           ==================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Prism Venture Partners III-A, L.P.
       04-3509376
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,646,242 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,646,242 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,646,242 shares
-----  -------------------------------------------------------------------------
 10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                    [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

===================                                           ==================
CUSIP NO. 45784P101                   13G                     PAGE 4 OF 12 PAGES
===================                                           ==================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Prism Investment Partners III, L.P.
       04-3500355
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,646,242 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,646,242 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,646,242 shares
-----  -------------------------------------------------------------------------
 10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                    [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

===================                                           ==================
CUSIP NO. 45784P101                   13G                     PAGE 5 OF 12 PAGES
===================                                           ==================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Prism Venture Partners III, LLC
       04-3500353
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,646,242 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,646,242 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,646,242 shares
-----  -------------------------------------------------------------------------
 10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                    [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

===================                                           ==================
CUSIP NO. 45784P101                   13G                     PAGE 6 OF 12 PAGES
===================                                           ==================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       William M. Seifert
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,646,242 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,646,242 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,646,242 shares
-----  -------------------------------------------------------------------------
 10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                    [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

===================                                           ==================
CUSIP NO. 45784P101                   13G                     PAGE 7 OF 12 PAGES
===================                                           ==================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       John L. Brooks, III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,646,242 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,646,242 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,646,242 shares
-----  -------------------------------------------------------------------------
 10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                                    [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

===================                                           ==================
CUSIP NO. 45784P101                   13G                     PAGE 8 OF 12 PAGES
===================                                           ==================

ITEM 1(A).    NAME OF ISSUER:

              Insulet Corporation (the "Issuer").

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              9 Oak Park Drive
              Bedford, MA 01730

ITEM 2(A).    NAME OF PERSONS FILING:

              This statement is filed by: (1) Prism Venture Partners III, L.P. ("PVP III"); (2) Prism Venture Partners III-A, L.P. ("PVP III-A");
              (3) Prism Investment Partners III, L.P., which is the sole general partner of PVP III and PVP III-A, respectively ("PIP III"); (4) Prism Venture Partners III, LLC, which is the sole general partner of PIP III ("PVP III LLC"); (5) William M. Seifert ("Seifert"); and (6) John L. Brooks, III ("Brooks"). Each of Seifert and Brooks are managing members of PVP III LLC. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively referred to as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The principal address for each Reporting Person is 117 Kendrick Street, Suite 200, Needham, MA 02494.

ITEM 2(C).    CITIZENSHIP:

              PVP III, PVP III-A, PIP III, and PVP III LLC are organized under the laws of the state of Delaware, United States. Each of Seifert and Brooks is a citizen of the United States.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Stock, $0.001 par value per share ("Common Stock").

ITEM 2(E).    CUSIP NUMBER: 4578P101

===================                                           ==================
CUSIP NO. 45784P101                   13G                     PAGE 9 OF 12 PAGES
===================                                           ==================

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.

ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned:

              PVP III is the record owner of 2,567,242 shares of the Issuer's Common Stock as of December 31, 2007 and PVP III-A is the record owner of 79,000 shares of the Issuer's Common Stock as of December 31, 2007 (together, the "PVP Shares"). By virtue of their relationship as affiliated limited partnerships and whose general partner is PIP III, PVP III and PVP III-A may each be deemed to share the power to direct the disposition and vote all of the PVP Shares. As the sole general partner of each of PVP III and PVP III-A, PIP III may be deemed to beneficially own the PVP Shares. As the sole general partner of PIP III, PVP III LLC may be deemed to beneficially own the PVP Shares. As individual managing members of PVP III LLC, Seifert and Brooks may be deemed to beneficially own the PVP Shares.

              (b) Percent of Class:

              The percentage of the Issuer's Common Stock outstanding which may be deemed to be beneficially owned by each Reporting Person is set forth on Line 11 of such Reporting Person's cover sheet. Such percentage was calculated based on 26,430,244 shares of the Issuer's Common Stock reported to be outstanding as of November 12, 2007, as reported on the Issuer's most recent Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on November 14, 2007.

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: See line 5 of cover sheets.

                  (ii) shared power to vote or to direct the vote: See line 6 of cover sheets.

                  (iii) sole power to dispose or to direct the disposition:
                        See line 7 of cover sheets.

                  (iv) shared power to dispose or to direct the disposition:
                       See line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of all shares of the Issuer's Common Stock other than those share which such person owns of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

===================                                          ===================
CUSIP NO. 45784P101                   13G                    PAGE 10 OF 12 PAGES
===================                                          ===================

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable. The Reporting Persons expressly disclaim membership in a group as used in Rule 13d-5(b).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

===================                                          ===================
CUSIP NO. 45784P101                   13G                    PAGE 11 OF 12 PAGES
===================                                          ===================

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 12, 2008


PRISM VENTURE PARTNERS III, L.P.
By: Prism Investment Partners III, L.P., its General Partner
By: Prism Venture Partners III, LLC, its General Partner

By:      /s/ William M. Seifert
         -----------------------------------
         Name:   William M. Seifert
         Title:  Managing Member


PRISM VENTURE PARTNERS III-A, L.P.
By: Prism Investment Partners III, L.P., its General Partner
By: Prism Venture Partners III, LLC, its General Partner

By:      /s/ William M. Seifert
         -----------------------------------
         Name:   William M. Seifert
         Title:  Managing Member

PRISM INVESTMENT PARTNERS III, L.P.
By: Prism Venture Partners III, LLC, its General Partner

By:      /s/ William M. Seifert
         -----------------------------------
         Name:   William M. Seifert
         Title:  Managing Member


PRISM VENTURE PARTNERS III, LLC

By:      /s/ William M. Seifert
         -----------------------------------
         Name:   William M. Seifert
         Title:  Managing Member


/s/ William M. Seifert
------------------------------------
William M. Seifert


/s/John L. Brooks, III
------------------------------------
John L. Brooks, III

===================                                          ===================
CUSIP NO. 45784P101                   13G                    PAGE 12 OF 12 PAGES
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Insulet Corporation.

EXECUTED as a sealed instrument this 12th day of February 2008.


PRISM VENTURE PARTNERS III, L.P.
By: Prism Investment Partners III, L.P., its General Partner
By: Prism Venture Partners III, LLC, its General Partner

By:      /s/ William M. Seifert
         -----------------------------------
         Name:   William M. Seifert
         Title:  Managing Member

PRISM VENTURE PARTNERS III-A, L.P.
By: Prism Investment Partners III, L.P., its General Partner
By: Prism Venture Partners III, LLC, its General Partner

By:      /s/ William M. Seifert
         -----------------------------------
         Name:   William M. Seifert
         Title:  Managing Member

PRISM INVESTMENT PARTNERS III, L.P.
By: Prism Venture Partners III, LLC, its General Partner

By:      /s/ William M. Seifert
         -----------------------------------
         Name:   William M. Seifert
         Title:  Managing Member

PRISM VENTURE PARTNERS III, LLC

By:      /s/ William M. Seifert
         -----------------------------------
         Name:   William M. Seifert
         Title:  Managing Member


/s/ William M. Seifert
--------------------------------------------
William M. Seifert


/s/ John L. Brooks, III
--------------------------------------------
John L. Brooks, III